EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ASHFORD INC.

Ashford Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1)                                 The original certificate of incorporation of the Corporation (the “Original Certificate”) was filed with the office of the Secretary of State of the State of Delaware on April 2, 2014.

(2)                                 This amended and restated certificate of incorporation (the “Certificate of Incorporation”) was duly adopted by the board of directors of the Corporation (the “Board”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

(3)                                 This Certificate of Incorporation restates and integrates and amends the Original Certificate.

(4)                                 Effective as of                   , 2014, the text of the Original Certificate is amended and restated in its entirety as follows:

ARTICLE I

Name

The name of the corporation is Ashford Inc. (the “Corporation”).

ARTICLE II

Registered Agent

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

Section 4.1                                    Authorized Capital Stock.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is [                    ] ([            ]) shares of capital stock, consisting of (i) [                    ] ([            ]) shares of common stock, par value one cent ($0.01) per share (“Common Stock”), (ii) [                    ] ([            ]) shares of blank check common stock, par value one cent ($0.01) per share (“Blank Check Common Stock”) and (iii) [                    ] ([            ]) shares of preferred stock, par value one cent ($0.01) per share (“Preferred Stock”).

Section 4.2                                    Common Stock.  Subject to the transfer and ownership restrictions on the shares of Common Stock as set forth in Article V herein, the powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a)                                 Voting.  Except as otherwise expressly provided herein or required by Law or the relevant Preferred Stock Designation (as defined in Section 4.4(a)) of any series of Preferred Stock or the relevant Blank Check Common Stock Designation (as defined in Section 4.3(a)) of any series of Blank Check Common Stock, each holder of record of shares of Common Stock shall have the exclusive right to vote for the election of directors and shall be entitled to vote on all other matters requiring stockholder action, each share being entitled to one vote; provided, however, that, except as otherwise required by applicable Law or by the terms of any series of Preferred Stock, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation or any Blank Check Common Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or Blank Check Common Stock if the holders of such affected series or Preferred Stock or Blank Check Common Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation or Blank Check Common Stock Designation) or pursuant to the DGCL.

(b)                                 Dividends.  Subject to applicable Law and the preferential rights, if any, as to dividends of the holders of any shares of Preferred Stock at the time outstanding and to the rights, if any, as to dividends of any shares of Blank Check Common Stock at the time outstanding, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

(c)                                  Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of shares of Common Stock shall be entitled to receive, subject to the preferential rights as to distributions upon such Liquidation Event of each of the creditors of the Corporation and the holders of any shares of Preferred Stock at the time outstanding and to the rights of any shares of Blank Check Common Stock at the time outstanding, their ratable and proportionate share of the remaining assets of the Corporation.  A Liquidation

Event shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, or conveyance of all or substantially all of the Corporation’s assets.

(d)                                 No Cumulative Voting Rights.  No holder of shares of Common Stock shall have cumulative voting rights.

(e)                                  Other Rights.  No holder of shares of Common Stock shall be entitled to preference, conversion, exchange, sinking fund, redemption or preemptive rights.

Section 4.3                                    Blank Check Common Stock

(a)                                 The Board is hereby expressly authorized to provide for the issuance of all or any shares of the Blank Check Common Stock in one or more series, by filing a certificate pursuant to Section 151(g) of the DGCL (hereinafter referred to as a “Blank Check Common Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix for each such series, such voting powers, full or limited, or no voting powers, and, such designations, preferences and relative, participating, optional or other special rights and such restrictions, limitations and qualifications thereof, as shall be authorized by the Board and stated in the applicable Blank Check Common Stock Designation, providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, including without limitation a condition that relates to the performance of specified assets or a specified line or lines of business, and at such times, and payable in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of all or specified assets of, or a specified line of business of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such Blank Check Common Stock Designation.

(b)                                 The rights, powers and privileges of the Blank Check Common Stock shall be subject to the express terms of any series of Preferred Stock.  Except as required by a Blank Check Common Stock Designation or applicable Law, holders of Blank Check Common Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

(c)                                  Except as otherwise provided by a Blank Check Common Stock Designation, the number of authorized shares of Blank Check Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4                                    Preferred Stock.

(a)                                 The Board is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, by filing a certificate pursuant to Section 151(g) of the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such restrictions, limitations and qualifications thereof, as shall be authorized by the Board and stated in the applicable Preferred Stock Designation, providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such Preferred Stock Designation.

(b)                                 The rights, powers and privileges of the Common Stock shall be subject to the express terms of any series of Preferred Stock.  Except as required by a Preferred Stock Designation or applicable Law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

(c)                                  Except as otherwise provided by a Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Restriction on Transfer and Ownership of
Shares of Capital Stock

Section 5.1                                    Ownership Limitations.  The following restrictions on transfer and ownership of the Common Stock of the Corporation shall apply at all times during the existence of the Corporation:

(a)                                 Basic Restrictions. No Person, other than an Excepted Holder, shall Beneficially Own shares of Common Stock in excess of the Ownership Limit. No Excepted Holder shall Beneficially Own shares of Common Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(b)                                 Transfer in Trust. If any Transfer of shares of Common Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE MKT or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning shares of Common Stock in violation of Section 5.1(a),

(i)                                     then that number of shares of Common Stock the Beneficial Ownership of which otherwise would cause such Person to violate Section 5.1(a) (rounded upward to the nearest whole share) shall be automatically transferred to the Charitable Trust for the benefit of the Charitable Beneficiary, as described in Section 5.9, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person (or, if different, the direct or beneficial owner of such shares) shall acquire no rights in such shares of Common Stock; or

(ii)                                  if the transfer to the Charitable Trust described in clause (a) would not be effective for any reason to prevent the violation of Section 5.1(a), then the Transfer of that number of shares of Common Stock that otherwise would cause any Person to violate Section 5.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Common Stock.

Section 5.2                                    Remedies for Breach.  If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 5.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Common Stock in violation of Section 5.1(a) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, (i) causing the Corporation to redeem shares of Common Stock effective as of, and at the market rate per share of Common Stock on, the Business Day immediately preceding such Transfer or other event, (ii) refusing to give effect to such Transfer on the books of the Corporation or (iii) instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 5.1(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable under Section 5.1(a), such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

Section 5.3                                    Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership of shares of Common Stock that will or may violate Section 5.1(a), or any Person who held or would have owned shares of Common Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 5.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request.

Section 5.4                                    Owners Required To Provide Information.  Every stockholder of record of more than five percent (5%) of the outstanding shares of Common Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such stockholder, the number of shares Beneficially Owned, and a description of the manner in which such shares of Common Stock are held; provided that a stockholder of record who holds outstanding shares of Common Stock as nominee for another Person, which other Person is required to include in gross income the dividends received on such shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of Common Stock of such Actual Owner with respect to which the stockholder of record is nominee.

Section 5.5                                    Ambiguity.  Subject to applicable Law, in the case of an ambiguity in the application of any of the provisions of this Article V or any definition contained in Section 11.1, the Board shall have the power to determine the application of the provisions of this Article V with respect to any situation based upon the facts known to it.  If Article V requires an action by the Board and the Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken, so long as such action is not contrary to the provisions of this Article V.

Section 5.6                                    Exceptions.

(a)                                 The Board, in its sole and absolute discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit (or one or more elements thereof) with respect to the ownership of Common Stock of the Corporation; provided that such Person provides to the Board such representations and undertakings, if any, as the Board of Directors may, in its sole and absolute discretion, determine to be necessary or appropriate, and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in this Article V with respect to shares of Common Stock held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (a)).  If a member of the Board requests that the Board grant an exception pursuant to this Section 5.6 with respect to such member, or with respect to any other Person if such member would be considered to be the Beneficial Owner of shares of Common Stock owned by such other Person, such member of the Board shall not participate in the decision of the Board as to whether to grant any such exception.

(b)                                 An underwriter that participates in a public offering or a private placement of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) may Beneficially Own shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(c)                                  The Board may only reduce the Excepted Holder Limit for an Excepted Holder (1) with the written consent of such Excepted Holder at any time or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

Section 5.7                                    Increase or Decrease in Ownership Limit.  The Board may from time to time increase or decrease the Ownership Limit; provided, however, any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing Law, in which case such change shall be effective immediately).

Section 5.8                                    Legend.  Each certificate for shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) shall bear substantially the following legend:

The shares of Common Stock represented by this certificate are subject to restrictions on Beneficial Ownership and Transfer.  Except as expressly provided in the Corporation’s Amended and Restated Certificate of Incorporation, no Person may Beneficially Own shares of Common Stock of the Corporation in excess of 9.8 percent (in number of shares) of the outstanding Common Stock of the Corporation (referred to herein as the “Ownership Limit”), unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable). An “Excepted Holder” means a stockholder of the Corporation for whom an Excepted Holder Limit for such Excepted Holder is created by the Board.  Any Person who Beneficially Owns or attempts to Beneficially Own shares of Common Stock which cause or will cause a Person to Beneficially Own shares of Common Stock in excess or in violation of the above limitations must immediately notify the Corporation.  If any of the restrictions on Transfer are violated, the shares of Common Stock represented hereby will be automatically transferred to the Charitable Trustee of the Charitable Trust for the benefit (except as otherwise provided in the Amended and Restated Certificate of Incorporation of the Corporation) of one or more Charitable Beneficiaries.  In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own shares of Common Stock in violation of the Transfer restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such shares of Common Stock.  All capitalized terms in this legend have the meanings defined in the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer, will be furnished to each holder of shares of Common Stock of the Corporation on request and without charge.

Section 5.9                                    Transfer of Shares of Common Stock in the Corporation to a Charitable Trust.

(a)                                 Ownership in Trust.  Upon any purported Transfer or other event described in Section 5.1(a) that would result in a transfer of shares of Common Stock to the Charitable Trust, such shares of Common Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of the Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 5.9(e)).  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to any purported Transfer or other event that otherwise results in the transfer to the Charitable Trust pursuant to

Section 5.1(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 5.9(g).

(b)                                 Status of Shares of Common Stock Held by the Charitable Trustee.  Shares of Common Stock held by the Charitable Trustee shall be issued and outstanding shares of Common Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares of Common Stock held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares of Common Stock held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 5.9(e)), shall have no rights to dividends or other distributions, and shall not possess any rights to vote or other rights attributable to the shares of Common Stock held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares of Common Stock.

(c)                                  Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Common Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 5.9(e)).  Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Common Stock had been automatically transferred to the Charitable Trust shall be paid with respect to such shares of Common Stock to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares of Common Stock held in the Charitable Trust and, subject to Delaware Law, effective as of the date that shares of Common Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) to vote the shares, including the ability to revoke a proxy previously submitted by the Prohibited Owner in accordance with the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation (the “Bylaws”) in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has closed the polls on any vote already taken, then the Charitable Trustee shall not have voting rights with respect to such action absent court order.  Notwithstanding the provisions of this Article V, until the Corporation has received notification that shares of Common Stock have been transferred into the Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

(d)                                 Rights Upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of Common Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such Common Stock (determined based upon the ratio that the number of shares of Common Stock held by the Charitable Trustee bears to the total number of shares of Common Stock then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the shares of Common Stock held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Corporation, in accordance with Section 5.9(e).

(e)                                  Sale of Shares by Charitable Trustee.

(i)                                     Within twenty (20) days of receiving notice from the Corporation that shares of Common Stock have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares of Common Stock held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to such shares of Common Stock as to any shares of Common Stock transferred to the Charitable Trustee as a result of the operation of Section 5.1(b)) to a person, designated by the Charitable Trustee, whose ownership of the shares of Common Stock will not violate the ownership limitations set forth in Section 5.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares of Common Stock sold shall terminate, and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.9(e).

(ii)                                  A Prohibited Owner shall receive the lesser of (1) the net price paid by the Prohibited Owner for the shares of Common Stock or, if the Prohibited Owner did not give value for the shares of Common Stock in connection with the event causing the shares of Common Stock to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares of Common Stock on the day of the event causing the shares of Common Stock to be held in the Charitable Trust, and (2) the net sales proceeds per share received by the Charitable Trustee from the sale or other disposition of the shares of Common Stock held in the Charitable Trust.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Common Stock have been transferred to the Charitable Trustee, such shares of Common Stock are sold by a Prohibited Owner, then (i) such shares of Common Stock shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares of Common Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.9(e), such excess shall be paid to the Charitable Trustee upon demand.

(f)                                   Purchase Right in Shares of Common Stock Transferred to the Charitable Trustee.  Shares of Common Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise, gift or other such transaction not involving a purchase of such shares, the Market Price of the shares of Common Stock on the day of the event causing the shares of Common Stock to be held in the Charitable Trust) and (ii)

the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares of Common Stock held in the Charitable Trust pursuant to Section 5.9(e).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Common Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee with respect to such shares of Common Stock shall be distributed to the Charitable Beneficiary.

(g)                                  Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) shares of Common Stock held in the Charitable Trust would not violate the restrictions set forth in Section 5.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(h)                                 Costs, Expenses and Compensation of Charitable Trustee and the Corporation. The Charitable Trustee shall be indemnified by the Corporation or from the proceeds from the sale of shares of Common Stock held in the Charitable Trust, as further provided in this Article V, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article V.  The Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Directors and the Charitable Trustee. Costs, expenses and compensation payable to the Charitable Trustee pursuant to this Section 5.9(h) may be funded from the Charitable Trust or by the Corporation. The Corporation shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee pursuant to this Section 5.9(h)) from the Charitable Trust for any such amounts funded by the Corporation. Costs and expenses incurred by the Corporation in the process of enforcing the ownership limitation set forth in Section 5.1(a), in addition to reimbursement of costs, expenses and compensation of the Charitable Trustee which have been funded by the Corporation, may be collected from the Charitable Trust.

Section 5.10                             NYSE MKT Transactions.  Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of the NYSE MKT or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.

Section 5.11                             Enforcement.  Subject to applicable Law, the Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V.

Section 5.12                             Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 5.13                             Enforceability.  If any of the restrictions on transfer of shares of Common Stock contained in this Article V are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

Section 5.14                             Amendments.  Notwithstanding any other provisions of this Certificate of Incorporation to the contrary, and in addition to any vote required by applicable Law, the affirmative vote of stockholders holding at least two-thirds of all of the votes entitled to be cast thereon shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of this Article V.

ARTICLE VI

Board of Directors

Section 6.1                                    Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board consisting of not fewer than one nor more than fifteen members, the exact number of which shall be fixed from time to time pursuant to the Bylaws.

Section 6.2                                    Classes. From and after the date of the first meeting of the Board following the Listing, the directors (other than those directors elected by the holder of any series of Preferred Stock provided for or fixed pursuant to a Preferred Stock Designation or a Blank Check Common Stock Designation) shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Board. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Board. The term of the initial Class I directors assigned at the time of Listing shall terminate on the date of the first annual meeting of stockholders held after the Listing, the term of the initial Class II directors assigned at the time of the Listing shall terminate on the date of the second annual meeting of stockholders held after the Listing, and the term of the initial Class III directors assigned at the time of the Listing shall terminate on the date of the third annual meeting of stockholders held after the Listing. Beginning at the annual meeting of stockholders held in 2015 and at each succeeding annual meeting thereafter, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term and until their successors are duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Section 6.3                                    Removal. Except as otherwise required by applicable Law and subject to any Preferred Stock Designation or any Blank Check Common Stock Designation, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors. The vacancy or vacancies in the Board caused by any such removal shall be filled by the Board as provided in Section 6.5.

Section 6.4                                    Term of Office. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 6.5                                    Vacancies and Newly Created Directorships. Unless otherwise required by Law, and subject to any Preferred Stock Designation or any Blank Check Common Stock Designation, any vacancy on the Board that results from an increase in the number of directors may be filled by a majority of the Board then in office, provided that a quorum is present, and any other vacancy occurring on the Board may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director.  Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 6.6                                    Voting. At all meetings of the Board or of any committee thereof at which a quorum is present, except as otherwise provided for by Law, the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken by the Board shall be approved by the affirmative vote of a majority of the directors then present; provided, however, that a majority of the disinterested directors shall be required to approve any transaction or agreement involving the Corporation, its wholly-owned subsidiaries or Ashford Hospitality Advisors LLC and a director or officer of the Corporation or an Affiliate of any director or officer of the Corporation or an entity in which a director or officer is a director or an officer or has a financial interest. The proviso in the preceding sentence, however, shall not apply to the fixing by the Board of reasonable compensation for a director.

Section 6.7                                    Powers. In addition to the powers and authority expressly conferred upon the directors herein or by applicable Law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation which are not reserved to the stockholders pursuant to applicable Law, this Certificate of Incorporation, or the Bylaws.

Section 6.8                                    Special Meetings of Stockholders. Special meetings of the stockholders, for any purpose or purposes (i) may be called by the Chairman of the Board or the CEO and (ii) shall be called by the CEO or Secretary at the request in writing of a majority of the members of the Board, and may not be called by any other person or persons. Such request of the Board shall state the purpose or purposes of the proposed meeting.  Business transacted at any special meeting shall be limited to the purpose or purposes stated in the notice.

Section 6.9                                    Agreements. The Board may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and the Corporation’s directors) whereby, subject to the supervision and control of the Board, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and/the Corporation’s directors) shall render or make available to the Corporation managerial, operational, investment, either or both advisory and related services, office space and other services and facilities (including, if deemed advisable by the Board, the management or supervision of the operations of the Corporation and its subsidiaries) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board, the compensation payable thereunder by the Corporation).

Section 6.10                             Personal Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to the Corporation or its stockholders;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law;

•                  payments of unlawful distributions or unlawful stock repurchases or redemptions; or

•                  any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of this Section 6.10 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such amendment, repeal or modification.

Section 6.11                             No Written Ballot Required for Director Elections.  Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

Indemnification

The Corporation shall indemnify and hold harmless, to the fullest extent authorized or permitted by Delaware Law, as now or hereafter in effect, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Such right to indemnification shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of such Covered Person’s heirs, executors, and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Covered Person (or such Covered Person’s heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such Covered Person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article VII shall, to the fullest extent not prohibited by applicable Law, include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the Covered Person requesting advancement to repay the amount advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Corporation under this Article VII.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to the Covered Persons.

The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation (as it may be amended and restated from time to time), the Bylaws (as they may be amended and restated from time to time), any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

Consent of Stockholders in Lieu of Meeting

Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a meeting of stockholders; provided, however, that, with the express prior approval of the Board, such action may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE IX

Meetings of Stockholders

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE X

Bylaws

Section 10.1                             The Bylaws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.

Section 10.2                             The Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board; provided, however, that notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such meeting (if there is one) of the Board. All such alterations, amendments, repeals or adoptions must be approved by a majority of the Board.

ARTICLE XI

Miscellaneous

Section 11.1                             Definitions. The following definitions are used herein:

“Affiliate” means, with respect to a given person, any other person that, directly or indirectly, controls, is controlled by or is under common control with, such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any person, means the possession, directly or indirectly, of Beneficial Ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other persons acting in similar capacities) of such person or the power otherwise to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” means ownership of shares of Common Stock by a Person, whether the interest in the shares of Common Stock is held directly or indirectly (including by a nominee), and shall include (in addition to direct ownership and indirect ownership through a nominee or similar arrangement) interests that would be treated as owned through the application of Rules 13d-3 and 13d-5 under the Exchange Act.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by Law, regulation or executive order to close.

“Charitable Beneficiary” means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 5.9(g), provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and 170(c)(2) of the Code, and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” means any trust provided for in Section 5.1(b)(i) and Section 5.9(a).

“Charitable Trustee” means the Person, unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation from time to time to serve as trustee of the Charitable Trust.

“Closing Price” on any date means the last sale price on such date for such shares of Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Common Stock, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE MKT or, if such shares of Common Stock are not listed or admitted to trading on the NYSE MKT, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Common Stock are listed or admitted to trading or, if such shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices, in the over-the-counter market, as reported by the NASDAQ Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Common Stock selected by the Board or, in the event that no trading price is available for such shares of Common Stock, the fair market value of such shares, as determined in good faith by the Board; provided, if the date for which such determination is to be made is a day that the NYSE MKT is not open for trading, such determination shall be made for the most recent day for which the NYSE MKT was open for trading.

“Excepted Holder” means a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board pursuant to Section 5.6.

“Excepted Holder Limit” means, provided that (and only so long as) the affected Excepted Holder complies with all of the requirements established by the Board pursuant to Section 5.6, and subject to adjustment pursuant to Section 5.7, the percentage limit established by the Board pursuant to Section 5.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

“Law” means any statute, law, code, ordinance, rule, or regulation of any Governmental Entity.

“Listing” means the listing of the Common Stock on the NYSE MKT or other national securities exchange.

“Market Price” means, with respect to any class or series of outstanding shares of Common Stock, the Closing Price for such shares of Common Stock on a relevant date.

“NYSE MKT” means NYSE MKT LLC.

“Ownership Limit” means, with respect to shares of Common Stock, 9.8% (in number of shares) of the outstanding Common Stock of the Corporation.

“Person” means an individual, corporation, partnership, estate, trust, association, private foundation, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

“Prohibited Owner” means any Person who, but for the provisions of Section 5.1, would Beneficially Own shares of Common Stock in excess of the Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the record owner of shares of Common Stock that the Prohibited Owner would have so owned.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such actions or cause any such events) that causes any Person to acquire Beneficial Ownership of shares of Common Stock or the right to vote or receive dividends on shares of Common Stock, including without limitation, (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of shares of Common Stock, (c) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire shares of Common Stock, (d) any disposition of any securities or rights convertible into or exchangeable for shares of Common Stock or any interest in shares of Common Stock or any exercise of any such conversion or exchange right, and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership of shares of Common Stock.  For purposes of this Article V, the right of a member of

Ashford Hospitality Advisors LLC (or any successor thereto), to require such company to redeem such member’s common units pursuant to Section 7.4 of the Amended and Restated Limited Liability Company Agreement of Ashford Hospitality Advisors LLC (the “LLC Agreement”) shall not be considered to be an option or similar right to acquire shares of Common Stock of the Corporation (i) so long as such Section 7.4 of the LLC Agreement is not amended in a manner that would grant to a member a legal right to require that either Ashford Hospitality Advisors LLC (or any successor thereto) or the Corporation issue to such member shares of Common Stock and (ii) so long as the restrictions in Section 7.4 of the LLC Agreement apply to the exercise of the rights set forth in such Section 7.4.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 11.2                             Potential Business Opportunity. If a director or officer of the Corporation who is also a director or officer of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. or their respective Affiliates or successors (such person, an “Overlap Person” and such entity, an “Other Entity”) is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

(i)                                     such director or officer will, to the fullest extent permitted by Law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by Law, shall have no duty or obligation to refer such Potential Business Opportunity to the Corporation or to any of its subsidiaries or to give any notice to the Corporation or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto);

(ii)                                  if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by Law, will not be liable to the Corporation or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Corporation regarding such Potential Business Opportunity or any matter relating thereto;

(iii)                               any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such entity by an Overlap Person; and

(iv)                              if a director or officer who is an Overlap Person refers a Potential Business Opportunity to any Other Entity, then, as between the Corporation and/or its subsidiaries, on the one hand, and such Other Entity, on the other hand, the Corporation and its subsidiaries, to the fullest extent permitted by Law, shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity;

unless in each case referred to in clauses (i), (ii), (iii) or (iv) above, the opportunity was offered to such Overlap Person exclusively in his or her capacity as a director or officer of the Corporation (an opportunity meeting all of such conditions, a “Restricted Potential Business Opportunity”). To the fullest extent permitted by Law, the Corporation shall be deemed to have renounced any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity.  In the event that the Board declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to any Other Entity.

Section 11.3                             Ambiguity. For the avoidance of doubt and in furtherance of the foregoing, nothing contained in this Article XI amends or modifies, or will amend or modify, in any respect, any written contractual arrangement between Ashford Inc. or any of its Affiliates and each of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. and any of their respective Affiliates.

Section 11.4                             Application of Provision. This Article XI shall apply as set forth above except as otherwise provided by Law. It is the intention of this Article XI to take full advantage of statutory amendments, the effect of which may be to specifically authorize or approve provisions such as this Article XI. No alteration, amendment, termination, expiration or repeal of this Article XI nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article XI shall eliminate, reduce, apply to or have any effect on the protections afforded hereby to any director, officer, employee or stockholder of Ashford Hospitality Trust, Inc., Ashford Hospitality Prime, Inc. or any of their respective Affiliates for or with respect to any investments, activities or opportunities of which such director, officer, employee or stockholder becomes aware prior to such alteration, amendment, termination, expiration, repeal or adoption, or any matters occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

Section 11.5                             Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 11.6                             Severability. If this Article XI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article XI shall be deemed to be modified to the minimum extent necessary to avoid a violation of Law and, as so modified, this Article XI and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by Law.

Neither the alteration, amendment or repeal of this Article XI nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the expiration of this Article XI, any contract, agreement, arrangement or transaction involving a Potential Business Opportunity shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of the Certificate of Incorporation, the Bylaws, the DGCL and other applicable Law.

ARTICLE XII

Amendments and Repeal

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner now or hereafter prescribed in the Certificate of Incorporation, the Bylaws or the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other person by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to such reservation.

ARTICLE XIII

Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or (iv) any other action asserting a claim against the Corporation governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

IN WITNESS WHEREOF, Ashford Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly executed officer on this          day of           , 2014.

By:
Name:
Title:

Signature Page